February 27, 2019

OrangeHook, Inc.

Attn: Mr. Don Miller, Chairman of the Board

319 Barry Ave S, STE 300

Wayzata, MN 55391

Dear Don:

Effective immediately, I hereby resign from the Board of Directors of OrangeHook, Inc.

Sincerely,

Salvatore D. Fazzolari